Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

My Size Inc.:

We consent to the use of our report dated April 14, 2017, with respect to the consolidated balance sheet of My Size Inc. as of December 31, 2016, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficiency) and cash flows for the year ended December 31, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KMPG International

Tel Aviv, Israel

December 18, 2017